Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THE DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2018

Red Bank, N.J.  October 31, 2018  -  The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of $0.15 per unit for the fourth quarter of fiscal 2018, payable on November 28, 2018 to holders of record on November 16, 2018. Natural gas sold during the third calendar quarter of 2018 is the primary source of royalty income on which the November 2018 distribution is based.

John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $0.15 per unit is 31.82%, or $0.07 per unit, lower than the distribution of $0.22 per unit for the fourth quarter of fiscal 2017. Lower gas sales and lower average exchange rates, along with large negative adjustments carried over from the third quarter of fiscal 2018, combined to more than offset the rise in gas prices and the positive adjustment from fiscal 2017. The reduced processing capacity at the Grossenkneten desulfurization plant through August 21, 2018 contributed significantly to the decline in gas sales. Specific details will be available in the earnings press release scheduled for publication on or about November 15, 2018.

The table below shows an estimate of the amount of royalties anticipated to be received in the first quarter of fiscal 2019 based on the actual amount of royalties that were payable to the Trust for the third calendar quarter of 2018. Amounts in dollars are based on the current exchange rate of 1.13435. Actual royalty income in dollars is valued based on exchange rates on the day funds are transferred. Distributions are based on royalty income received less expenses incurred.

Estimated Combined Royalties Anticipated in	Combined Royalties in Euros	Combined Royalties in Dollars	Dollar Royalties in Cents per Unit
November	Euros 483,422	$548,370	$0.0597
December	Euros 483,422	$548,370	$0.0597
January	Euros 483,422	$548,370	$0.0597

The cumulative 12-month distribution for fiscal 2018, which includes this November distribution and the three prior quarterly distributions, is $0.70 per unit. This 12-month cumulative distribution is 7.89% or $0.06 per unit lower than the cumulative 12-month distribution of $0.76 for fiscal 2017. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.